EXHIBIT 10.9

The following table provides information about Synthetech's compensation and reimbursement practices for non-employee directors during fiscal year 2007 and 2008.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Option grant to non-employee directors upon initial election or appointment to the Board	10,000 shares(1)
Annual retainer(2)	$10,000
Option grant to non-employee directors at first annual meeting after election or appointment	15,000 shares(3)
Option grant to non-employee directors after five years of service	15,000 shares(3)
Payment per Board meeting	$500
Payment per Audit Committee meeting	$500
Additional annual retainer for Chair of the Audit Committee	$1,000
Additional annual retainer for Compensation and Nominating and Governance Committee Members	$500
Reimbursement for expenses attendant to Board membership	Yes
Range of total compensation earned by directors (for fiscal 2007)(4)	$11,855 -- $15,500
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(1)	The options are nonqualified stock options, are granted at the market price on the date of grant and are fully vested on the grant date. Mr. Ahrens does not receive stock options.
(2)	Paid in quarterly installments of $2,500.
(3)
The options are nonqualified stock options, are granted at the market price on the date of grant and vest in five equal annual installments beginning at the first annual shareholders meeting after the date of grant.  Mr. Ahrens does not receive stock options.

(4)
In addition to the range disclosed, Synthetech paid Dr. Fagan $70,000 for his service on Synthetech’s ad hoc Strategic Development Committee.  During fiscal 2007, Synthetech also reimbursed Mr. Ahrens approximately $1,000 for expenses associated with attending technical conferences on behalf of Synthetech.